EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-269533) and Form S-8 (No. 333-256345) of Five Star Bancorp (the “Company”) of our report dated February 23, 2024, relating to the consolidated financial statements of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for credit losses), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2023.

/s/ Moss Adams LLP

Portland, Oregon

February 23, 2024